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                       MRV Q2 2003 CONFERENCE CALL SCRIPT

DIANA

Thank you George. Good afternoon, everyone, and thank you for joining us today.

With me is Noam Lotan, our president and CEO, and Shay Gonen, our CFO.

If you haven't yet seen the press release, it can be retrieved at www.mrv.com or off of First Call or PR NewsWire. In addition, this conference call is being web cast on our company web page and will be available for replay. We will provide replay information at the end of today's call.

Today, Shay will review in detail the financial results for the second quarter ending June 30, 2003. Following Shay's comments, Noam will discuss the second quarter highlights and MRV's opportunities in the market.

Before we begin with the call, let me take a few minutes to remind you:

"Various remarks that we may make about the company's future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.

For example, our statements regarding our expected revenues and net loss for the third quarter ending September 30, 2003 are forward-looking statements. Actual results could differ materially because of the following factors, among others, which may cause revenues and income (loss) to fall short of anticipated levels: vigorous competition relating to our entry into new markets or from our existing markets, market acceptance of new products, continued acceptance of existing products and continued success in selling the products of other companies, product price discounts, the timing and amount of significant orders from customers, delays in product development and related product release schedules; obsolete inventory or product returns; warranty and other claims on products; technological shifts; the availability of competitive products at prices below MRV's prices; the continued ability to protect MRV's intellectual property rights; changes in product mix; maturing product life cycles; product sale terms and conditions; currency fluctuations; implementation of operating cost structures that align with revenue growth; the financial condition of MRV's customers and vendors; adverse results in litigation; the impact of legislative actions, higher insurance costs and potential new accounting pronouncements; the effects of terrorist activity and armed conflict such as disruptions in general economic activity and changes in MRV's operations and security arrangements; the effects of travel restrictions and quarantines associated with major health problems, such as the Severe Acute Respiratory Syndrome, on general economic activity; and continued softness in corporate information technology spending or other changes in general economic conditions that affect demand for MRV's products.

For further information regarding risks and uncertainties associated with MRV's business, please refer to the "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Risk Factors" sections of MRV's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting MRV's investor relations department at (818) 886-6782 or at MRV's investor relations website at http://www.mrv.com.

All information in this release is as of July 24, 2003. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV's expectations.

SHAY

Thank you Diana. Good afternoon everyone and thank you for joining us for MRV's second quarter conference call.

Our net loss for Q2 was $9.8 million compared to $6.4 million for Q1. We reported a loss of 10 cents per share for Q2 compared to 6 cents per share for Q1.

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Our revenues were $62.0 million for Q2, compared to $51.1 million for the previous quarter, reflecting a 20% sequential increase.

The increase in our revenues for the second quarter is primarily due to a large order consummated during the quarter in Europe. This order was from one of our customers, a major European carrier and accounted for approximately 13% of revenues in Q2.

Let's talk about segment reporting for a moment...

Beginning in Q1 of this year, we presented segment reporting information according to the following segments:

      -     Networking Group;

      -     Optical Components Group; and

      -     Development Stage Enterprise Group.

This segment presentation effectively breaks out the previously reported Operating Entities segment into two segments: Our Networking group and our Optical components groups. We believe, this provides greater transparency to our financial performance and more accurately reflects the way in which we manage our business.

Accordingly, revenues by segment for Q2 and Q1 were as follows:

      - Revenues for the Networking Group increased sequentially by 29% to $53.9 million in Q2 compared to $41.8 million for Q1. As I mentioned the increase, which we anticipated, was substantially due to a large order consummated in Europe.

      - Revenues for the Optical Components Group decreased by 14% to $8.5 million for Q2 compared to $9.9 million in the previous quarter. The decrease in revenue is primarily due to the current slowdown in the deployment of Fiber-To-The-Home projects where Luminent is involved. However, with new products in the pipeline we anticipate resumption of growth in Q4.

      - Our intra-segment sales from the Optical Components group to the Networking group were $487,000 for Q2 compared to $599,000 in the previous quarter, which is eliminated in our consolidated revenues.

      - There were no revenues generated by our Development Stage Enterprise Group.

With respect to geographical breakdown we provide revenues data by the following regions: the United States, Europe, Asia Pacific, and Other Regions, which includes the Middle East & Africa.

The geographical breakdown as a percentage of revenues for Q2 and Q1 were as follows:

      - Q2 revenues for the United States were 19% compared to 25% for Q1. In absolute dollars, revenues for the United States decreased by $1.2 million. Although our Networking Group revenues grew in the United States, growth did not offset the reduction in our Optical Component revenues for the second quarter.

      - Q2 revenues for Europe were 75% compared to 69% for Q1. In absolute dollars, revenues for Europe increased by $11.1 million. This increase, as previously discussed, was primarily due to a large order from major European carrier, who accounted for approximately $8 million of our quarterly revenues.

      - Q2 revenues for Asia Pacific were 5% compared to 6% for Q1. In absolute dollars, revenues for Asia Pacific increased by $382,000.



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      -     Q2 revenues for Other Regions remained constant at less than 1%.

As mentioned, revenues were $62.0 million, of which 92% consisted of product revenues while 8% were service related revenues.

Product line revenue as a percentage of revenues for Q2 versus Q1 were as follow:

      -     Optical Active Components were 14% for Q2, compared to 18% for Q1

      -     Optical Passive Components remained unchanged at 7%

      - Network Physical Infrastructure products were 20% for Q2, compared to 24% for Q1 and slightly decrease in absolute dollars.

      - Switches and routers were 34% for Q2, compared to 22% for Q1; in absolute dollars revenues grew from $11.3 to $20.9 million mainly through 3rd party products sold in Europe.

      - Remote Device Management Products were 6% compared to 7% for Q1, but increased slightly in absolute dollars.

Of Service and other revenues

      - Service related revenues were 8% of revenues compared to 10% of revenues for Q1 and remained unchanged in absolute dollar.

      - In Other Network Products revenues we include communication networks for aerospace, defense and other applications including cellular communication. These revenues were 13% compared to 12% of revenues for Q1.




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Looking at our consolidated P&L, the following items are worthy of note.

NET LOSS

As stated before, our net loss for Q2 was $9.8 million compared to $6.4 million for Q1. Included in our net loss for Q2 was a loss of $5.4 million or 5 cents resulting from our issuance of 4.2 million shares of common stock in exchange for $5.9 million principal amount 5% convertible subordinated notes that we issued in 1998 and paid off during the quarter. Also included in our net loss for Q2 was income of $3.1 million or 3 cents, from the recapturing of accelerated deferred stock expense from terminated employees compared to $4.5 million or 5 cents in the previous quarter.

GROSS PROFIT

Our gross profit for Q2 was $19.8 million or 32% of revenues, compared to $14.6 million or 29% for Q1, an increase of $5.2 million. The increase in our gross profit is substantially due to the increase in revenue. In addition, Q2 includes income from recapturing accelerated deferred stock expense due to terminated employees contributed $1.1 million.

PRODUCT DEVELOPMENT AND ENGINEERING

Our product development and engineering expense for Q2 was $6.9 million or 11% of revenues, compared to $8.7 million or 17% for Q1. This reduction is mainly due to income from recapturing accelerated deferred stock expense totaling $1.2 million due to terminated employees in Q2, where as Q1 product development and engineering expense includes deferred stock expense totaling $430,000.

SELLING, GENERAL AND ADMINISTRATION

Our SG&A expense for Q2 was $16.7 million or 27% of revenues compared to $11.9 million or 23% for Q1. In Q1 SG&A includes income from recapturing accelerated deferred stock expense due to terminated employees totaling $4.9 million as compared to $718,000 in deferred stock expense for Q2. This $4.8 million increase in SG&A is mainly due to the reduction of deferred stock income totaling $4.2 million. SG&A expenses increased approximately by $600,000 due to increased direct sales efforts relating to the increase in sales by $10.9 million.

OTHER EXPENSES

Other Expenses for Q2 were $5.4 million or 9% of revenues compared to $41,000 or less then 1% of revenues for Q1. Q2 other expenses include a $5.4 million charge recorded related to our extinguishment of $5.9 million principle amount 5% convertible subordinated notes.

Looking at our consolidated balance sheet, the following items are worthy of note.

CONVERTIBLE SUBORDINATED NOTES

During Q2 we retired $5.9 principle amount million of our notes through the exchange of approximately 4.2 million shares of our common stock. On June 15 we paid the remaining $26.0 million outstanding balance of principle amount 5% convertible subordinated notes plus $650,000 in accrued interest.

On June 4th, we announced the completion of a private placement of 5-year convertible notes to an institutional buyer, receiving gross proceeds of $23 million. The notes bear interest at a rate of 5% per year and have a fixed conversion price of $2.32 per share.

OVERALL DEBT

Our short and long-term debt as of June 30, 2003 was $26.5 million compared to $37.8 million as of March 31, 2003. Our cash to debt ratio as of June 30 was 3.5 to 1.0 compared to 2.8 to 1.0 at the end of Q1.



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CASH

As of June 30, 2003 we reported consolidated cash, short and long-term marketable securities and time deposits of $91.8 million, compared to $104.1 million for the previous quarter. The decrease in cash for Q2 was $12.3 million compared to a decrease of $12.5 million for Q1. The decrease in cash for Q2 was impacted by our cash used in operations of $6.3 million, including approximately $1.7 million used in our development stage enterprise group. We also used approximately $26.7 million to satisfy our remaining obligation of our 5% convertible subordinated notes and related accrued interest and $652,000 used for Cap-Ex. These cash expenditures were partially offset by the net proceeds from our issuance of $23.0 million 5% convertible notes.

ACCOUNTS RECEIVABLE

For Q2, Accounts Receivable increased to $54.3 million compared to $48.5 million for Q1, an increase of $5.8 million or approximately 12%. This increase is mainly attributed to the increase in our revenues. DSOs for Q2 were 75 days compared to 88 days for Q1 representing an improvement of 15%. We expect account receivable to decrease in Q3.

INVENTORIES

For Q2, inventories decreased to $35.9 million compared to $41.0 million for Q1, representing decrease of $5.1 million or approximately 12%. As a result, days in inventory for Q2 were 82 days compared to 91 days for Q1, representing an improvement of 10%. We expect inventories to continue to decrease in Q3.

ACCOUNTS PAYABLE

Accounts payable for Q2 decreased to $45.9 million compared to $47.8 million for Q1, representing a decrease of $1.9 million or approximately 4%. We expect Accounts payable to remain constant or slightly drop for Q3.

OUTLOOK

As for the Outlook, for the third quarter of 2003, we expect our loss to continue to improve and to be in the range of 7-9 cents per share while revenues are expected to be within the range of $54 million to $59 million, reflecting traditionally slower activity in Europe during the summer quarter.

With that I would like to turn the call over to Noam Lotan, our President and CEO. Noam...

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NOAM

Thank you, Shay and Good afternoon everybody.

Q2 was a good quarter. We continue to make progress over previous quarters, both sequentially and Y/Y.

We entered Q2 with an increased level of confidence. We guided for a top line increase, and achieved more than our guidance. Our confidence has not diminished in Q3. Clearly, we continue to see greater acceptance of our Networking gear as well as our success in system integration and distribution capability.

A year ago, we unified the sales force and branded our products as MRV. Our merged sales force, which came from different disciplines, is now adept at selling the entire product range. As a result, more and more customers are deploying our products together. For example: Remote presence equipment in conjunction with Fiber Driver, OptiSwitch with Free Space Optics, etc. Thus we are able to add more value to our customers and at the same time increase our "share-of-the-wallet" in their networking projects.

As we stated in the release, during the quarter, MRV added significant optical capabilities to its networking products. We introduced our Media Cross Connect, a physical layer connectivity solution with pluggable fiber optic technology. In addition, we launched our family of Optical Ethernet termination products. These are the first products in the industry to implement the technical specifications of the IEEE 802.3ah draft standard for Ethernet in the First Mile ("EFM"). The new products are part of our Fiber Driver(R) product line. Fiber Driver(R) products provides high-density physical layer connectivity including: WDM, media conversion, and LAN & SANs' extension.

Nearly all LAN traffic starts and ends on Ethernet. Therefore it makes perfect sense to use Ethernet technology beyond the boundary of the enterprise. And not only for simple point-to-point LAN extension, but also for implementing fully-fledged Metropolitan networks. Many carriers, all over the world, are either developing or are already offering Ethernet services. MRV continues to help them deploy such Services. From access solutions for the first mile ("EFM"), to WDM transport solutions, to end-to-end Metro aggregation networks. Recently we announced a reseller agreement with Marconi, to provide customer premises Ethernet termination equipment, over Marconi SDH networks. SDH is analog to SONET and is used internationally, mainly in Europe. We hope to be able to announce other partnerships in the future.

Our Media Cross Connect is a physical layer connectivity platform with pluggable fiber optic technology. We believe that MRV is unique in its approach of using integrated pluggable fiber optic technology.

Pluggable technology provides significant cap-ex and op-ex benefits due to flexibility, inventory-control, and digital diagnostics. Digital diagnostics provides a powerful management tool at the optical interface level. It allows network operators to be proactive in monitoring network performance, including sudden changes in ambient temperature or a change in optical transmit and receive power long before the signal is completely lost. Resulting benefits such as improved customers' satisfaction and savings on truck rolls can help boost carriers' cash flow.

Best of all, this smart physical layer product line can cause significant improvement in gross margins. Internally we call it the "MRV backbone strategy". It calls for using smart pluggable optics from Luminent, used in MRV network equipment, and sold through MRV distribution channels.

In remote presence management area, MRV has announced new, high port-count, products. We are witnessing growth opportunities in the high-end segments of the market. Specifically, our remote management solutions are gaining momentum as a strong management tool for server clusters, retail and government applications. We are also developing remote presence features that will go hand-in-hand with the other products in MRV's portfolio to provide what we call: "securely managed unlimited connectivity!"



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Many customers today demand integration and refuse to accept piece parts that aren't configured to work together. They demand practical solutions, not `feeds and speeds'. Accordingly we continue to strengthen our system integration and distribution capabilities to further expand and reach key customers. We sell and market our products with other products manufactured by third-party vendors, supplied as part of network integration and distribution services. Partnering with other vendors in certain areas helps sustain revenues and provides growth opportunities beyond our own product line. This strategy has helped us weather the current slowdown. It is one of the biggest advantages of MRV. The combination of our new products, together with our network integration and distribution capabilities, is a clear advantage to us.

The three initiatives we decided to undertake this year are starting to pay off. The first initiative is the commitment of MRV Americas to the Channel partners' program. With the exception of OEM customers, the vast majority of our sales in the Americas are generated with the support of qualified network resellers. From the beginning of the year, MRV has made an absolute commitment to reach end users through a tiered distribution model. We consider the channel a key component to our growth strategy. By selecting the right partners, we can target certain vertical segments such as health care, education, Federal Government, and Cable TV providers. Having the right partners proves beneficial to both sides. MRV provides them with the right products, the expertise, the support, the training and the margins they need to fulfill their objectives. In return, we get better access to customers.

The second initiative is the focus on developing new business with the Federal Government.

While we generated substantial revenue with the government this year, we believe that there's a huge potential for our products there. Our remote presence products and campus and Metro network equipment are ideal for many branches of the government. As a first step, we recently recruited a senior sales person to spearhead this effort and are planning specific marketing activities.

Our third initiative is our branding efforts. We continue to invest in a carefully designed marketing campaign, including: regional and industry focused trade shows, customer seminars and advertising. We advertise in print with Network World and Lightwave magazine and also electronically with banners ads in LightReading.com.

ABOUT LUMINENT:

Luminent optical components declined 14%, mainly due to a slowdown in the deployment of Fiber-to-the-Home. However, this market actually represents our biggest upside. Fiber-to-the-Premises, or FTTP as in "Telco Speak", is for the first time expected to move into mainstream deployment in North America. A recent RFP was jointly issued by three RBOCs: Bell South, SBC and Verizon.

Luminent has been supplying optical transmission components for Fiber-to-the-Curb, and Fiber-to-the-Home applications for over 10 years. Our products are serving several hundreds of thousands of homes in the USA and in Japan. Our duplexers and Triplexers are either in qualifications or are already qualified by the major equipment vendors that are most likely to win.

Luminent not only has the technology, and a decade of experience in FTTP, but also has the firepower to keep up with the anticipated demand. Indeed Luminent is in the process of shifting production to our Science Park facility in Taiwan and scaling capacity there. The market opportunity for Luminent is tremendous. Current projections point to a 2005 deployment with approximately 3 million homes illuminated. If you do the math, assuming it really happens, the total available market for optical components can be in the hundreds of millions of dollars.

Now, to the outlook...



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Although networking revenue grew in the United States, much of our growth during the quarter came from activity in Europe. We continue to strengthen our system integration and distribution capabilities there to further expand and reach key customers. As Shay mentioned, one of our customers, a major European carrier accounted for nearly 13% of revenue during the quarter. We do not anticipate a reoccurrence of this event in Q3, but we do plan to benefit from the service revenue attached. As stated, the outlook for the summer quarter, is $54 to $59 million. The sequential decline reflects slower activity in Europe, which was 75% of our revenue in Q2. However, we anticipate a resumption of growth in the fourth quarter, resulting from new products released and a seasonal pick up in Europe.

With respect to profitability, if you analyze our breakdown of the profit and loss elements, and you review the trend line for the past few quarters, it is evident that our operating performance is steadily improving. We believe that our momentum can be sustained and further improvements can be expected.

With that, let me turn back the call to the operator for Q&A: Operator:

QUESTION AND ANSWER

OPERATOR

Thank you sir. Ladies and gentlemen at this time if you do have a question or comment press key "star" "1" on your touchtone phone. If you wish to withdraw your question please key "star" "2." All questions will be taken in the order they were received. Again that's "star" "1" for questions. Please hold why we queue up the questions. Your first question comes from Shaul Eyal from CIBC World Markets. Please go ahead.

SHAUL EYAL - CIBC World Markets - Analyst

Thank you. Hi, good afternoon Shay, Noam and congratulations, good quarter. I have really just couple or questions. The first one your large customer, the 13% customer in Europe, can you just provide us more color about what the type of activity you guys are doing with him. What are the expectations from this customer going into the nest two quarters. I know Noam, you slightly touched on that. And later on [Charlotte], you expensed approximately 1.7m what are your expectations in that respect for the next quarter then I have couple of other questions. Thank you.

NOAM LOTAN - MRV Communications, Inc. - President and CEO

Thank you Shaul. Answer for your second question the expectation from anticipated expenses in [Charlotte] will be for slight reduction of what we spend in the second quarter. With respect to your first question 13% customers are in Europe was a carrier we will not disclose the name of that carrier. It was substantially a system integration and distribution activity. As I just mentioned, we expect to pick up significant revenue from maintenance and we do not expect this particular order to or this particular account to be a significant accounts in Q3.

SHAUL EYAL - CIBC World Markets - Analyst

Fair enough. With respect to the backlog and pipeline going into the summer quarter, I recall last time you talked on the fact that visibility going into the second quarter was, you know, in very-very good shape. How do you see, you know, the current quarter also in light of your kind of sequentially down guidance?

NOAM LOTAN - MRV Communications, Inc. - President and CEO

Like I said, we start Q3 with a higher level of confidence knowing that there is a tremendous level of activity that is still continuing; however, as I said I feel 75% of our revenues are concentrated in Europe. We should anticipate a seasonal decline there. So I think to try to summarize it, I think our sales people are busier than ever, there is no question about that; however you got to take into consideration the seasonality of the situation on European continent which is obviously an annual recurrence for MRV.



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SHAUL EYAL - CIBC World Markets - Analyst

Okay thank you very much good luck thank you.

NOAM LOTAN - MRV Communications, Inc. - President and CEO

Thank you Shaul.


OPERATOR

Once again ladies and gentlemen just as reminder if you do have any question or comment please key "star" "1" on your touchtone phone. And your next question comes from Greg Walters (ph.) of Investors Asset Management (ph.). Please go ahead.

GREG WALTERS - Investors Asset Management - Analyst

Good quarter.


NOAM LOTAN - MRV Communications Inc - President and CEO

Thanks Greg.


GREG WALTERS - Investors Asset Management - Analyst

Couple of questions follow up on Charlotte's Web first are you still looking for an exit strategy on Charlotte's Web?

NOAM LOTAN - MRV Communications Inc - President and CEO

We have a pretty good plan for Charlotte and we wouldn't disclose it as the event continue to unfold.

GREG WALTERS - Investors Asset Management - Analyst

Okay, I guess a related question, potentially related question. [Dune] networks, what percentage of [Dune] networks do you own and does that play at all into Charlotte and how does that work with [Marvel] technologies products?

SHAY GONEN - MRV Communications Inc - CFO

We have less than 10% in visibility into the exhibitory, that is pretty much limited -- Noam if you want to elaborate on that.

NOAM LOTAN - MRV Communications Inc - President and CEO

Not much, I really don't follow in daily we have an observer sit on the board and that's about it. I know that they are making good progress, I know that they raised traditional funds recently and if they succeed we will benefit from it.

GREG WALTERS - Investors Asset Management - Analyst

Okay. I guess back to your operating businesses. What do you have -- do you have the contracts in the Ethernet over video sale with were large tele account at this point?

NOAM LOTAN - MRV Communications Inc - President and CEO

We implement Ethernet to video sale more on the sporadic basis around the world. We don't have a major deployment. However, the technology is moving all way in areas that already well in trench, though we hope to be able to expand on it in the future.



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GREG WALTERS - Investors Asset Management - Analyst

Okay. Two more quick questions if you don't mind. OEM relationships, can you comment on any of the OEM relationships, can you comment on any of the OEM relationships, I know you mentioned the Marconi reseller relationship, but can you comment on OEM relationships?

NOAM LOTAN - MRV Communications Inc - President and CEO

Well, Marconi was indeed as you mentioned a reseller arrangement. And we have other OEM relationship which are not to be disclosed at this point if there will be releases in the future we will be -- we will not be shy of releasing them.

GREG WALTERS - Investors Asset Management - Analyst

Okay and can you give some little highlights on Korea, and if there is any free space optics work being doing in Korea as well as, is there any other build-outs?

NOAM LOTAN - MRV Communications Inc - President and CEO

There is a lot more SSL activity currently in the China, and I don't see and I don't have good visibility as to the Korean markets. It is not particularly strong market for MRV. Generally speaking the SSL market continues to be steady and I think the market will gradually evolve as prices continue to come down and customers' acceptance is more evident we had -- we continue to introduce a key new product in this arena. One example, which we mentioned, a couple of quarters ago was the fact is Power, the all-optical-link, which requires more power. We are deploying it now in a reasonable volume; we have a very successful application where we combined the power technology and the [YFI] technology both in Europe and also in the United States. And we have a quite a bit of activity going in R&D so, you should expect new products from us in that arena. Now having said all of that, it's another significant portion of our revenue I think the overall market is not dramatically large, but as it continues to revolve and as dollar rates continue to go high there is no question that this would be a very nice accessory and we are certainly building a very strong capability there.

GREG WALTERS - Investors Asset Management - Analyst

Okay. One last question I apologize -- with the 30% customer in Europe; I know it's an integration project but how much of that is MRV product and how much is non-MRV product?

NOAM LOTAN - MRV Communications Inc - President and CEO This is -- Greg, this is 13; -- one three right.

GREG WALTERS - Investors Asset Management - Analyst

Oh one three; I am sorry I misunderstood. But it seemed extremely high.

NOAM LOTAN - MRV Communications Inc - President and CEO

Yes. In this case practically none of this is MRV related product.


GREG WALTERS - Investors Asset Management - Analyst

Okay that was practically none?

NOAM LOTAN - MRV Communications Inc - President and CEO

That's correct.


GREG WALTERS - Investors Asset Management - Analyst

Okay, thank you very much.



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NOAM LOTAN - MRV Communications Inc - President and CEO

You're welcome.


OPERATOR

Ladies and gentlemen, thank you for your questions. And sir, there are no further questions in the queue at this time. You may proceed with your lecture or proceed with any closing remarks you might have.

CLOSING REMARKS:

Thank you for being on the call today. Like we said last quarter, we believe that those who pay close attention to MRV will be rewarded. We tend to manage for the long run, and we believe we are getting closer to our goal of building a profitable company and delivering shareholder value over time.

Thanks again for being on the call. We look forward to your participation on our call next quarter.

Diana....

DIANA

We would like to thank you for participating on this afternoon's conference call. For those of you who wish to listen to the replay of the conference call, an archive version of the web cast will be available shortly following the conclusion of this call in the Investor Relations section of MRV's website at: www.mrv.com.

In addition, a replay of the call will be accessible by telephone after 8:00 pm today through July 26th. To replay the call, dial 617-801-6888 using the access code 94400258.

Thank you again.



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